Exhibit 99.1
COMMUNITY HEALTH SYSTEMS ANNOUNCES
NEW 4 MILLION SHARE OPEN MARKET SHARE REPURCHASE
     FRANKLIN, Tenn. – (September 16, 2010) – Community Health Systems, Inc. (NYSE: CYH) today announced that on September 15, 2010, its Board of Directors approved a new open market share repurchase program for up to four million (4,000,000) shares of the Company’s Common Stock.
     The open market repurchase program will succeed an existing share repurchase program for up to three million (3,000,000) shares of the Company’s Common Stock, which program was initiated on December 9, 2009. Under the existing open market repurchase program, 2,950,000 shares have been repurchased at a total cost (including commissions) of $99,550,041.
     The new open market repurchase program will terminate on the earlier to occur of the purchase of an aggregate of four million (4,000,000) shares of Common Stock under the new open market stock repurchase program, not to exceed total purchases of $100,000,000, or September 14, 2013. The Company had approximately 94 million shares outstanding as of September 15, 2010.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 123 hospitals in 29 states with an aggregate of approximately 18,400 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to approximately 150 independent non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
Statements contained in this news release regarding expected stock transactions, financings operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 465-7000